Exhibit 99.3
PACIRA BIOSCIENCES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 19, 2021, Pacira BioSciences, Inc. (“Pacira” or the “Company”) completed the acquisition (the “Acquisition”) of Flexion Therapeutics, Inc. (“Flexion”), pursuant to an Agreement and Plan of Merger, dated October 11, 2021, by and among Pacira, Oyster Acquisition Company Inc., a Delaware corporation and a wholly owned subsidiary of Pacira, and Flexion. Upon completion of the Acquisition, Flexion became a wholly-owned subsidiary of the Company.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives effect to the Acquisition as if it had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 each gives effect to the Acquisition as if it had occurred on January 1, 2020.

The unaudited pro forma condensed combined financial statements presented below are derived from and should be read in conjunction with (i) the Company’s historical audited consolidated financial statements, and the related notes thereto, included in its Annual Report on Form 10-K for the year ended December 31, 2020; (ii) the Company’s historical unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021; (iii) Flexion historical audited consolidated financial statements, and the related notes thereto, included in its Annual Report on Form 10-K for the year ended December 31, 2020; and (iv) Flexion historical unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021.

The historical audited consolidated financial statements have been adjusted to give effect to pro forma events based on information available to the Company during the preparation of the pro forma financial information and assumptions that the Company believes are reasonable and supportable. These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined financial statements set forth below reflect pro forma adjustments that are based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma condensed combined financial statements have been presented for informational purposes only and are not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of Pacira.

The unaudited pro forma condensed combined financial statements do not reflect the realization of potential cost savings, synergies or any related restructuring or integration costs that may result from the integration of Flexion. Although Pacira believes that certain cost savings may result from the Acquisition, there can be no assurance that these cost savings will be achieved. The allocation of the purchase price for the Acquisition is preliminary and will likely change in future periods as fair value estimates of the assets acquired and liabilities assumed are refined and finalized during the allowable one-year measurement period and such changes could be material.

PACIRA BIOSCIENCES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2021

(In thousands)

	Pacira (Historical)	Flexion (Historical After Reclassifications) (Note 3)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$134,036	$136,824	$—		$270,860
Short-term available-for-sale investments	559,822	5,229	(533,604)	5(A)	31,447
Accounts receivable, net	49,975	29,375	—		79,350
Inventories, net	67,209	14,669	5,237	5(F)	87,115
Prepaid expenses and other current assets	11,310	6,659	—		17,969
Total current assets	822,352	192,756	(528,367)		486,741
Fixed assets, net	159,235	19,480	5,206	5(G)	183,921
Right-of-use assets, net	69,790	5,695	1,216	5(E)	76,701
Goodwill	99,547	—	524	5(B)	100,071
Intangible assets, net	90,621	—	480,000	5(C)	570,621
In-process research and development	—	—	61,000	5(D)	61,000
Deferred tax assets, net	93,265	—	65,872	5(M)	159,137
Investments and other assets	21,192	—	—		21,192
Total assets	$1,356,002	$217,931	$85,451		$1,659,384

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$7,895	$7,492	$—		$15,387
Accrued expenses	50,798	24,875	41,969	5(L)	117,642
Deferred revenue	—	10,000	—		10,000
Lease liabilities	5,879	1,619	—		7,498
Convertible senior notes	155,751	—	192,802	5(K)	348,553
Contingent consideration	5,070	—	—		5,070
Income taxes payable	395	—	—		395
Total current liabilities	225,788	43,986	234,771		504,545
Convertible senior notes	326,146	170,418	(161,769)	5(K)	334,795
Long-term debt, net	—	80,087	(80,087)	5(J)	—
Lease liabilities	66,784	5,328	(36)	5(H)	72,076
Contingent consideration	11,129	—	52,516	5(I)	63,645
Other liabilities	7,553	489	—		8,042
Total liabilities	637,400	300,308	45,395		983,103
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	45	50	(50)	5(N)	45
Additional paid-in capital	925,169	780,954	(780,954)	5(N)	925,169
Accumulated deficit	(206,765)	(863,381)	821,060	5(N)	(249,086)
Accumulated other comprehensive income	153	—	—		153
Total stockholders’ equity (deficit)	718,602	(82,377)	40,056		676,281
Total liabilities and stockholders’ equity (deficit)	$1,356,002	$217,931	$85,451		$1,659,384
See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

PACIRA BIOSCIENCES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

(In thousands, except per share amounts)

	Pacira (Historical)	Flexion (Historical After Reclassifications) (Note 3)	Transaction Accounting Adjustments		Pro Forma Combined
Revenues:
Net product sales	$380,392	$74,090	$—		$454,482
Collaborative licensing and milestone revenue	125	—	—		125
Royalty revenue	1,822	—	—		1,822
Total revenues	382,339	74,090	—		456,429
Operating expenses:
Cost of goods sold	101,248	14,791	2,612	6(B),6(D)	118,651
Research and development	40,031	41,487	27	6(B),6(C)	81,545
Selling, general and administrative	148,142	81,993	(1,608)	6(B),6(C) 6(F)	228,527
Amortization of acquired intangible assets	5,900	—	31,042	6(A)	36,942
Acquisition-related charges, product discontinuation and other	1,305	—	1,611	6(F)	2,916
Total operating expenses	296,626	138,271	33,684		468,581
Income (loss) from operations	85,713	(64,181)	(33,684)		(12,152)
Other (expense) income:
Interest income	816	531	—		1,347
Interest expense	(21,327)	(16,156)	10,500	6(E)	(26,983)
Other, net	(2,600)	(1,270)	—		(3,870)
Total other expense, net	(23,111)	(16,895)	10,500		(29,506)
Income (loss) before income taxes	62,602	(81,076)	(23,184)		(41,658)
Income tax (expense) benefit	(15,492)	—	25,900	6(G)	10,408
Net income (loss)	$47,110	$(81,076)	$2,716		$(31,250)

Net income (loss) per share:
Basic net income (loss) per common share	$1.07				$(0.71)
Diluted net income (loss) per common share	$1.03				$(0.71)
Weighted average common shares outstanding:
Basic	44,151				44,151
Diluted	45,674				44,151
See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

PACIRA BIOSCIENCES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020

(In thousands, except per share amounts)

	Pacira (Historical)	Flexion (Historical After Reclassifications) (Note 3)	Transaction Accounting Adjustments		Pro Forma Combined
Revenues:
Net product sales	$426,614	$85,552	$—		$512,166
Royalty revenue	3,033	—	—		3,033
Total revenues	429,647	85,552	—		515,199
Operating expenses:
Cost of goods sold	117,328	19,249	3,477	6(B),6(D)	140,054
Research and development	59,421	54,326	46	6(B),6(C)	113,793
Selling, general and administrative	193,516	104,996	11	6(B),6(C)	298,523
Amortization of acquired intangible assets	7,866	—	41,389	6(A)	49,255
Acquisition-related charges, product discontinuation and other	5,166	—	67,971	6(F)	73,137
Total operating expenses	383,297	178,571	112,894		674,762
Income (loss) from operations	46,350	(93,019)	(112,894)		(159,563)
Other (expense) income:
Interest income	4,629	876	—		5,505
Interest expense	(25,671)	(20,027)	13,046	6(E)	(32,652)
Loss on early extinguishment of debt	(8,071)	—	—		(8,071)
Other, net	2,852	(1,041)	—		1,811
Total other expense, net	(26,261)	(20,192)	13,046		(33,407)
Income (loss) before income taxes	20,089	(113,211)	(99,848)		(192,970)
Income tax benefit (expense)	125,434	(495)	48,320	6(G)	173,259
Net income (loss)	$145,523	$(113,706)	$(51,528)		$(19,711)

Net income (loss) per share:
Basic net income (loss) per common share	$3.41				$(0.46)
Diluted net income (loss) per common share	$3.33				$(0.46)
Weighted average common shares outstanding:
Basic	42,671				42,671
Diluted	43,682				42,671
See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED COMBINED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF TRANSACTION

On November 19, 2021, the Company completed the Acquisition of Flexion, a commercial-stage biopharmaceutical company focused on the discovery, development and commercialization of novel, local non-opioid therapies for the treatment of patients with musculoskeletal conditions, including osteoarthritis, postsurgical pain and low back pain. Upon completion of the Acquisition, Flexion became a wholly-owned subsidiary of the Company.

Total consideration for the Acquisition was approximately $586.1 million consisting of (i) $448.5 million of cash paid to Flexion shareholders and to settle restricted stock units and certain stock options, (ii) an $85.1 million cash payment of Flexion debt not to be assumed by the Company and (iii) $52.5 million of estimated fair value of contingent consideration related to contingent value rights that were issued to Flexion shareholders in conjunction with the Acquisition. The consideration is subject to adjustments based on the estimated fair value of the potential milestone payments. The Company funded the cash portion of the purchase price with cash on hand.

The Acquisition is accounted for as a business combination pursuant to Accounting Standards Codification (“ASC”) Topic 805, Business Combination, where the Company is the accounting acquirer. Refer to Note 4, Purchase Consideration and Preliminary Purchase Price Allocation, for more information on the purchase price consideration provided in connection with the Acquisition and the allocation of purchase price.

NOTE 2—BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated combined financial statements were prepared in accordance with Article 11 of Securities and Exchange Commission Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present any Management’s Adjustments and only presents Transaction Accounting Adjustments in the unaudited pro forma condensed consolidated combined financial information. The adjustments presented in the unaudited pro forma condensed consolidated combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company after the consummation of the Acquisition.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives effect to the Acquisition as if it had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 each gives effect to the Acquisition as if it had occurred on January 1, 2020.

The unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with (i) the Company’s historical audited consolidated financial statements, and the related notes thereto, included in its Annual Report on Form 10-K for the year ended December 31, 2020; (ii) the Company’s historical unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021; (iii) Flexion historical audited consolidated financial statements, and the related notes thereto, included in its Annual Report on Form 10-K for the year ended December 31, 2020; and (iv) Flexion historical unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021.

The historical consolidated financial statements have been adjusted to give effect to pro forma events based on information available to management during the preparation of the pro forma financial information and assumptions that management believes are reasonable and supportable. These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined financial statements reflect pro forma adjustments that are based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma condensed combined financial statements have been presented for informational purposes only and are not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of Pacira.

The Company has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the transaction are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the transaction based on information available at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements do not reflect the realization of potential cost savings, synergies or any related restructuring or integration costs that may result from the integration of Flexion. Although the Company believes that certain cost savings may result from the Acquisition, there can be no assurance that these cost savings will be achieved. The allocation of the purchase price for the Acquisition is preliminary and will likely change in future periods as fair value estimates of the assets acquired and liabilities assumed are refined and finalized during the allowable one-year measurement period and such changes could be material.

NOTE 3—CONFORMING ACCOUNTING POLICIES AND PRESENTATION

The unaudited pro forma combined financial statements have been adjusted to reflect reclassifications of certain Flexion historical financial statement line items to conform to the financial statement line items presented in the Company’s historical financial statements. These reclassification adjustments include the following:

Unaudited pro forma condensed combined balance sheet as of September 30, 2021

Presentation in Flexion Financial Statements	Amount (in thousands)	Presentation in Unaudited Pro Forma Condensed Combined Balance Sheet
Marketable securities	$5,229	Short-term available-for-sale investments
Property and equipment, net	19,480	Fixed assets, net
Accrued expenses and other current liabilities	24,875	Accrued expenses
Operating lease liabilities	1,619	Lease liabilities
2024 convertible notes, net	170,418	Convertible senior notes
Long-term operating lease liability, net	5,328	Lease liabilities
Unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021

Presentation in Flexion Financial Statements	Amount (in thousands)	Presentation in Unaudited Pro Forma Condensed Combined Statement of Operations
Product revenue, net	$74,090	Net product sales
Cost of sales	14,791	Cost of goods sold
Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020

Presentation in Flexion Financial Statements	Amount (in thousands)	Presentation in Unaudited Pro Forma Condensed Combined Statement of Operations
Product revenue, net	$85,552	Net product sales
Cost of sales	19,249	Cost of goods sold

The Company performed an initial review of the accounting policies of Flexion to determine if differences in accounting policies require reclassification or adjustment. Except for differences in naming conventions of various financials statement line items that are presented within this footnote, as a result of that preliminary review, the Company did not identify any material difference in accounting policies.

When the Company completes its final review of the accounting policies of Flexion, differences may be identified that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

NOTE 4—PURCHASE CONSIDERATION AND PRELIMINARY PURCHASE PRICE ALLOCATION

The following table summarizes the allocation of the preliminary estimated aggregate purchase price to the estimated fair value of the net assets acquired at the acquisition date of November 19, 2021. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including, but not limited to, the final valuation of Flexion tangible and intangible assets acquired, liabilities assumed and the estimated fair value of contingent consideration. The final valuation of assets acquired and liabilities assumed and contingent consideration that may become payable may be materially different from the values assumed for purposes of the estimated purchase price allocation.

ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. Any consideration transferred or paid in a business combination in excess of the fair value of the assets acquired and liabilities assumed should be recognized as goodwill. The excess amount of consideration transferred not allocated to the acquired assets and assumed liabilities was recognized as goodwill on the pro forma condensed combined balance sheet as of September 30, 2021.

In October 2021, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. Upon the adoption of this update, contract assets and contract liabilities (e.g., deferred revenue) acquired in a business combination will be recognized and measured by the acquirer on the acquisition date in accordance with ASC Topic 606, Revenue from Contracts with Customers as if the acquirer had originated the contracts, which would generally result in an acquirer recognizing and measuring acquired contract assets and contract liabilities consistent with how they were recognized and measured in the acquiree’s financial statements. The Company adopted ASU 2021-08 on January 1, 2021, prior to the consummation of the Acquisition. Therefore, the Flexion historical deferred revenue balance as of September 30, 2021 has been included in the preliminary purchase price allocation in accordance with ASU 2021-08.

Fair Value of Purchase Price Consideration (in thousands, except share and per share amounts):	Amount
Fair value of purchase consideration paid at closing:
Cash consideration for all outstanding shares of Flexion common stock (50,392,094 shares of common stock acquired at $8.50 per share)	$428,333
Cash consideration paid to settle restricted stock units and certain stock options	20,153
448,486
Cash paid for debt at closing:
Flexion debt repayment	85,118
Fair value of contingent consideration:
Contingent value rights	52,516

Total purchase consideration	$586,120

The preliminary allocation of the purchase price on a pro forma basis is as follows (in thousands):

Pro Forma Amounts Recognized at the Acquisition Date (Unaudited)
ASSETS ACQUIRED
Cash and cash equivalents	$136,824
Marketable securities	5,229
Accounts receivable, net	29,375
Inventories, net	19,906
Prepaid expenses and other current assets	6,659
Fixed assets, net	24,686
Deferred tax assets	65,872
Right-of-use assets	6,911
Identifiable intangible assets	480,000
In-process research and development (“IPR&D”)	61,000
Total assets acquired	836,462

LIABILITIES ASSUMED
Accounts payable	7,492
Accrued expenses	24,523
Deferred revenue	10,000
Lease liabilities, current and non-current	6,911
Other liabilities	489
Convertible senior notes, current and non-current	201,451
Total liabilities assumed	250,866
Total identifiable net assets acquired	585,596
Goodwill	524
Total net assets acquired	$586,120
NOTE 5—ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2021
5(A) Acquisition payments made from short-term available-for-sale investments — The decrease in the balance represents the net cash used in the Acquisition, and was determined as follows (in thousands):

Cash consideration (1)	$448,486
Debt settlement (2)	85,118
$533,604
(1) Represents the cash consideration paid at closing of the Acquisition.
(2) Represents the cash paid to repay the Flexion term loan and line of revolving credit.

5(B) Goodwill — The $0.5 million of goodwill was calculated as the excess of the estimated purchase price of $586.1 million over the $585.6 million in net assets acquired. Refer to Note 4, Purchase Consideration and Preliminary Purchase Price Allocation, for details on the calculation of goodwill.

5(C) Intangible assets, net — The $480.0 million of intangible assets represents the adjustment to record the preliminary estimated fair value for ZILRETTA® (triamcinolone acetonide extended-release injectable suspension) developed technology.

5(D) In-process research and development (IPR&D) — The adjustment represents the estimated fair value of IPR&D as follows (in thousands):

ZILRETTA Shoulder	$60,000
PCRX-201 (Formerly FX-201)	1,000
PCRX-301 (Formerly FX-301)	—
IPR&D adjustment	$61,000

5(E) Right-of-use assets, net — The adjustment reflects the existing lease agreements adjusted to reflect favorable or unfavorable terms of the leases when compared with market terms.

5(F) Inventories, net — The adjustment increases finished goods and work-in-process inventory by $5.2 million, which was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. The Company will recognize the increased value of inventory in cost of goods sold as the acquired inventory is sold. The adjustments for inventories, net are as follows (in thousands):

Raw materials	$—
Work-in-process	2,767
Finished goods	2,470
$5,237

5(G) Fixed assets, net — The increase of $5.2 million in fixed assets, net represents the change from the historical net book value of fixed assets to their estimated fair values which are as follows (dollar amounts in thousands):

Property and Equipment:	Estimated Fair Value	Estimated Useful Life in Years
Machinery and equipment	$8,771	5 - 10
Office furniture, fixtures and equipment	439	5
Leasehold improvements	343	1 - 7
Computer hardware and software	27	1 - 3
Fixed asset subtotal	$9,580
Construction in progress	15,106
	$24,686

5(H) Lease liabilities (current and non-current) — This represents an adjustment to record existing operating leases at the present value of the remaining lease payments, as if the acquired leases were new leases of the acquirer at the acquisition date.

5(I) Contingent consideration — This adjustment represents the estimated fair value of the contingent consideration associated with the achievement of certain regulatory and commercial milestones which are part of the Acquisition purchase price.

5(J) Long-term debt, net — The decrease in long-term debt of $80.1 million reflects the repayment of the Flexion term loan and line of revolving credit, which were not assumed by the Company, and were required to be repaid as part of the Acquisition.

5(K) Convertible senior notes — The change in convertible senior notes includes an adjustment to reflect the Flexion 3.375% Convertible Senior Notes due 2024 (“2024 Notes”) from a carrying value of $170.4 million as of September 30, 2021 to a fair value of $201.5 million. The change in convertible senior notes also includes a reclassification to current of $192.8 million of the 2024 Notes.

On December 6, 2021, as a result of the Acquisition and in accordance with the indenture governing the 2024 Notes, the Company provided a Fundamental Change Company Notice and Offer to Purchase to the holders of the 2024 Notes, which offered to repurchase for cash all of the outstanding 2024 Notes at a repurchase price in cash equal to 100% of the principal amount of the 2024 Notes, plus accrued and unpaid interest, subject to the terms and conditions set forth therein. The offer to repurchase the 2024 Notes resulted in the repurchase of $192.6 million in aggregate principal amount of 2024 Notes on January 7, 2022. This amount repurchased was exclusive of $0.2 million in premium to reflect it at fair value.

On December 7, 2021, in a transaction separate from the repurchase of the 2024 Notes, the Company entered into a credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and the initial lender. The Credit Agreement provides for a single-advance term loan B facility in the principal amount of $375.0 million, which is secured by substantially all of the Company’s and any subsidiary guarantor’s assets and is scheduled to mature on December 7, 2026, subject to certain exceptions set forth in the Credit Agreement. Each term loan borrowing which is an alternate base rate borrowing will bear interest at a rate per annum equal to the Alternate Base Rate (as defined in the Credit Agreement), plus 6.00%. Each term loan borrowing which is a term benchmark borrowing will bear interest at a rate per annum equal to (i) the Adjusted Term SOFR Rate (as defined in the Credit Agreement) plus (ii) 7.00%. As of December 31, 2021, the interest was payable based on a rate of 7.75%. As this Credit Agreement was not entered into as a condition to the Acquisition or repurchase of the 2024 Notes, it has not been included in the accompanying pro forma condensed combined balance sheet.

5(L) Accrued expenses — The following transaction accounting adjustments were recorded for accrued expenses:
(a) Change in control:
The Company recorded a one-time post-combination expense of $21.8 million consisting of severance and other separation benefits in connection with the termination of certain employees of Flexion. The Flexion employment agreements included double-trigger provisions that require the Company to provide these benefits upon both a change in control and termination of an employee. The amount is accrued in the pro forma condensed balance sheet and reflected as an increase to accumulated deficit.
(b) Compensation accrual:
This adjustment reflects new compensation arrangements that include the payment of bonuses in connection with the business combination, resulting in a $0.7 million increase in the annual compensation for these employees versus their previous compensation. The amount is accrued in the pro forma condensed balance sheet and reflected as an increase to accumulated deficit.
(c) Interest accrual:
This adjustment is to remove $0.4 million of accrued interest related to the Flexion term loan and line of revolving credit, with a corresponding decrease to the acquired accrued expenses. The Flexion term loan and line of revolving credit were repaid on the Acquisition date and not assumed by the Company as part of the Acquisition.
(d) Accrued transaction costs:
This represents an accrual of $19.9 million of acquisition-related transaction costs incurred by the Company and Flexion subsequent to September 30, 2021. The unaudited pro forma condensed combined balance sheet reflects the costs as an additional accrual with a corresponding increase to accumulated deficit.

5(M) Deferred tax assets, net — The Acquisition will result in a reversal of the Flexion valuation allowance on its net deferred tax assets due to the Company’s ability to realize these assets based on the combined forecasted pre-tax income. This adjustment reflects the impact of reversing the Flexion valuation allowance on its net deferred tax assets of $204.0 million, offset by the recognition of a $138.1 million of deferred tax liability related to the acquired identifiable intangible and IPR&D assets, which are not currently deductible for tax purposes.

5(N) Stockholders’ equity — The net increase in stockholders’ equity balances consists of the following Acquisition adjustments and adjustments to accumulated deficit (in thousands):

Elimination of Flexion historical common stock	$(50)

Elimination of Flexion historical additional paid-in capital	$(780,954)

Accumulated deficit adjustments:
Elimination of Flexion historical accumulated deficit	$863,381
Impact of change in control and compensation costs	(22,453)
Impact of Company transaction costs and Flexion transaction costs assumed	(19,868)
Accumulated deficit adjustment	$821,060
Total Stockholders’ equity adjustments	$40,056

NOTE 6—ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021 AND THE YEAR ENDED DECEMBER 31, 2020.
6(A) Amortization of acquired intangible assets — Reflects the pro forma adjustment to record the amortization of the acquired identifiable intangible asset related to the developed technology of ZILRETTA.
The following table summarizes the estimated fair values of amortizable intangible assets and their estimated useful lives and the pro forma annual amortization expense using a straight-line method of amortization (dollar amounts in thousands):

Intangible Assets, net:	Estimated Fair Value	Estimated Useful Life in Years	Annual 2020 Amortization Expense	Nine Months Ended September 30, 2021 Amortization Expense
ZILRETTA	$480,000	11.6	$41,389	$31,042
6(B) Depreciation of fixed assets — Reflects a pro forma adjustment to eliminate historical depreciation expense and record depreciation expense based on the fair value of acquired fixed assets over the estimated remaining useful lives using a straight-line method of depreciation. The following table summarizes the impact of the total depreciation expense adjustments (in thousands):

Depreciation Expense:	Annual 2020 Depreciation	Nine Months Ended September 30, 2021 Depreciation
Cost of goods sold	$487	$365
Research and development	28	21
Selling, general and administrative	(4)	(3)
Total depreciation expense adjustment	$511	$383
6(C) Lease expense — Represents an increase to lease expense as a result of the fair value adjustment to the lease liability and right-of-use-assets as if the acquired leases were new leases of the acquirer at the acquisition date including any adjustment to reflect favorable or unfavorable lease terms. The following table summarizes the impact of the lease expense adjustments (in thousands):

Lease Expense:	Annual 2020 Lease Expense	Nine Months Ended September 30, 2021 Lease Expense
Research and development	$18	$6
Selling, general and administrative	15	6
Total amortization expense adjustment	$33	$12

6(D) Cost of goods sold — Represents an adjustment for the increase to cost of goods sold to reflect a step-up of the inventory to be sold during the period, which was estimated to be $3.0 million for the year ended December 31, 2020 and $2.2 million for the nine months ended September 30, 3021.

6(E) Interest expense — Represents adjustments for interest expense as detailed below:
(a) Interest expense on extinguished debt:
Adjustment to eliminate interest expense associated with the Flexion term loan and line of revolving credit that were repaid on the Acquisition date and not assumed by the Company as part of the Acquisition. The interest expense eliminated was $3.7 million for the year ended December 31, 2020 and $2.9 million for the nine months ended September 30, 2021.
(b) 2024 Notes remeasurement amortization:
The Company assumed the 2024 Notes, which is required to be measured at fair value. These adjustments reflect the elimination of the accretion of the discount and the amortization of the debt issuance cost, which are recorded for the year ended December 31, 2020 and the nine months ended September 30, 2021 at $9.4 million and $7.6 million, respectively.

6(F) Acquisition-related (gains) charges, product discontinuation and other — Reflects acquisition-related charges as summarized below:
(a) Change in control compensation costs:
The Company recorded a one-time post-combination expense of $21.8 million consisting of severance and other separation benefits in connection with the termination of certain employees of Flexion. The Flexion employment agreements included double-trigger provisions that require the Company to provide these benefits upon both a change in control and termination of an employee. The amount is reflected as an expense in the pro forma condensed statements of operations for the year ended December 31, 2020.
(b) Compensation accrual:
This adjustment reflects new compensation arrangements that include the payment of bonuses in connection with the business combination, resulting in a $0.7 million increase in the annual compensation for these employees. The amount is reflected as an expense in the pro forma condensed statements of operations for the year ended December 31, 2020.
(c) Flexion stock-based compensation costs:
This adjustment reflects the acceleration of $25.6 million of stock-based compensation expense that occurred as a result of the accelerated vesting of Flexion restricted stock units and certain stock options in connection with the Acquisition. The amount is reflected as an expense in the pro forma condensed statements of operation for the year ended December 31, 2020.
(d) Transaction costs:
This adjustment includes an accrual of $19.9 million of transaction costs incurred and assumed by the Company after September 30, 2021. The amount is reflected as an expense in the pro forma condensed statements of operations for the year ended December 31, 2020. An additional $1.6 million of transaction costs included in selling, general and administrative expense in the historical statements of operations of the Company and Flexion for the nine months ended September 30, 2021 have been reclassified to acquisition-related charges.

6(G) Income tax (expense) benefit — The Acquisition will result in a reversal of the Flexion valuation allowance on its deferred tax assets due to the Company’s ability to realize these assets based on the combined forecasted pre-tax income. As a result, the combined entity would have benefited from the historical pretax losses of Flexion in the pro forma period presented. These pro forma combined income tax benefits were calculated as follows (dollar amounts in thousands):

	Year Ended December 31, 2020
	Flexion (Historical)	Transaction Accounting Adjustments	Pro Forma Combined Adjustment
Historical loss before income taxes	$(113,211)	$(99,848)	$(213,059)
Non-deductible expenses	4,380	—	4,380
Non-deductible transaction expenses	—	15,400	15,400
Adjusted historical loss before income taxes	(108,831)	(84,448)	(193,279)
Statutory tax rate	25%	25%	25%
Transaction accounting adjustment to income tax benefit	$27,208	$21,112	$48,320

	Nine Months Ended September 30, 2021
	Flexion (Historical)	Transaction Accounting Adjustments	Pro Forma Combined Adjustment
Historical loss before income taxes	$(81,076)	$(23,184)	$(104,260)
Non-deductible expenses	—	—	—
Non-deductible transaction expenses	661	—	661
Adjusted historical loss before income taxes	(80,415)	(23,184)	(103,599)
Statutory tax rate	25%	25%	25%
Transaction accounting adjustment to income tax benefit	$20,104	$5,796	$25,900